EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. DIVESTS ABSORBENT PRODUCT BUSINESS TO DRYLOCK TECHNOLOGIES

Eau Claire, Wisconsin (January 3, 2017) -- National Presto Industries, Inc. (NYSE: NPK) announced today the sale of the assets of its absorbent product segment, Presto Absorbent Products, Inc. (“PAPI”), to Drylock Technologies, LTD. Originally formed to acquire the assets of a struggling baby diaper company in 2001, PAPI is currently a well-respected innovator and manufacturer of adult incontinent wear serving preeminent institutional and retail distributors. Drylock is a private Belgian company that manufactures and sells innovative private label diapers, feminine hygiene, and adult incontinence products in Europe. The business is family-owned by the Van Malderens, who re-entered the absorbent product business in 2011, after selling what was then the premier European absorbent product business, Ontex Group NV, a company the family had founded.

The entire transaction is valued at $71 million and includes substantially all of the assets and certain liabilities of PAPI. Drylock will operate the business in Eau Claire out of the current PAPI facility and plans to make that facility its U.S. headquarters. It has entered a multi-year lease for the plant with National Presto Industries, Inc. and will offer employment to all current PAPI employees.

In describing the transaction, Maryjo Cohen, President of National Presto, stated, “We are very proud of the strides our absorbent product business has made in the last several years, but recognized that to move to the next level for full success, we needed to combine the operation with that of a major player in the industry. This sale is a win-win for all parties involved. Those parties include not only the shareholders of Presto and the owners of Drylock, but also the four other groups that are affected by this kind of transaction: our employees, our community, our customers and our suppliers. The acquisition affords Drylock an instant presence in the U.S. market with a strong customer and manufacturing base. In turn, it assures our employees of ongoing employment. The transaction provides Presto with a major tenant for its facility and secures for the Chippewa Valley an international player in the industry. In contrast to most acquisitions that typically reduce the number of competitors, the transaction actually broadens our customers’ choices by adding a significant and long-term contender to the field. Our suppliers will enjoy the opportunity to increase their customer base through the addition of a new customer complete with the best introduction possible – their proven track records as PAPI suppliers.”

Houlihan Lokey served as the exclusive financial advisor to Presto. It also assisted in structuring and negotiating the transaction on Presto’s behalf.

Following the transaction, National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.